Global Crossing Announces Financial Results

for Second Quarter of 2007

  Consolidated revenue grew 19 percent year over year to $547 million.
  Sales order volume for "invest and grow" hit all time high of $4.8 million in May.
  Adjusted cash EBITDA improved to $8 million in the second quarter.
  Company's cost-cutting initiatives expected to yield close to $40 million per annum savings.

FOR IMMEDIATE RELEASE: THURSDAY, AUGUST 9, 2007

Florham Park, N.J. -- Global Crossing (NASDAQ: GLBC) today reported consolidated financial and operational results for the second quarter of 2007.

Summary

The company reported $547 million of consolidated revenue, $266 million of adjusted gross margin and $8 million of adjusted cash EBITDA (non-GAAP metrics that are defined and reconciled below) for the second quarter. The company reduced headcount by 250, resulting in $14 million of severance expenses in the second quarter.

"Through continued sales success and management's actions in the second quarter, our business is gaining momentum, as reflected in our improved financial performance worldwide," said John Legere, Global Crossing's chief executive officer. "The acquisitions of Impsat and Fibernet contributed as we anticipated during the quarter, giving us a glimpse into the full-blown synergies we'll reap from these key parts of our business as we approach full integration."

Global Crossing completed its acquisition of Impsat Fiber Networks on May 9, 2007. Integration of the business is proceeding as planned, with synergies of $10 million per annum and one-time costs of $10 million expected. Full integration is expected within 12 to 18 months of the acquisition's closing. The company maintains its original forecasts for Impsat of $270 million in revenue and $70 million in adjusted cash EBITDA on a run-rate basis once integration is complete.

Through Global Crossing (UK) Telecommunications Limited's (GCUK's) acquisition of Fibernet and its metro networks, Global Crossing is now delivering advanced, secure Internet Protocol (IP) solutions to even more midsized multinational companies in the United Kingdom. Integration of Fibernet is substantially complete, and management believes the business is on track to meet originally forecasted net revenue of $80 million and adjusted cash EBITDA of $30 million on a run-rate basis. Integration expenses for the Fibernet business will be lower than the $10 million originally anticipated.

During the second quarter, management reduced the company's workforce by more than 250 full-time employees and identified various third party costs to be eliminated. These initiatives will generate in-year gross savings of $30 million and net savings of approximately $16 million after severance expenses in 2007. The company incurred $14 million of severance expenses in the second quarter as a result of these headcount reductions ($12 million as part of a restructuring plan). These cost cutting initiatives are expected to generate savings close to $40 million annually, beginning in 2008.

Second Quarter Financial Results

Note: Second quarter 2006 financial results do not include contributions from Fibernet or Impsat. Second quarter 2007 financial results include full contribution from Fibernet and contribution from Impsat beginning May 9, 2007. As the result of the Impsat acquisition, management now operates three business segments: GCUK, GC Impsat and Rest of World (ROW). GC Impsat comprises GC Impsat Holdings I Plc and its subsidiaries (including the Latin American-based business acquired in the Impsat acquisition). Global Crossing's Latin American subsidiaries owned prior to the Impsat acquisition are currently included in the ROW segment.

Revenue and Margin
During the second quarter of 2007, Global Crossing generated $547 million in revenue on a consolidated basis, representing $86 million or 19 percent year-over-year growth and $43 million or 9 percent sequential growth. GC Impsat contributed $50 million of revenue from May 9, 2007 through the end of the second quarter, most of which was within the company's core "invest and grow" business -- namely its business category focused on serving global enterprises, carrier data and indirect channel customers.

"Invest and grow" revenue was $432 million for the quarter, an increase of $51 million or 13 percent over the first quarter of 2007 and $133 million or 44 percent over the second quarter of 2006. The company's GCUK segment generated $139 million of "invest and grow" revenue in the second quarter, down $2 million on a sequential basis due to a reduction of equipment sales and incremental billing in the first quarter resulting from a customer settlement. GCUK's revenue increased 35 percent year over year, aided by Fibernet's net contribution of $25 million of revenue in the second quarter of 2007. The GC Impsat segment contributed $49 million of revenue to "invest and grow." ROW generated $247 million of "invest and grow" revenue for the second quarter, an increase of 3 percent or $7 million over the first quarter of 2007 and 26 percent or $51 million over the second quarter of 2006.

"Our sales engine continues to be strong, with monthly recurring order value in our 'invest and grow' business hitting a new all-time high of $4.8 million in May," said Mr. Legere. "Not only does market demand for our solutions continue to be high, but we're also seeing significant growth in bids and customer wins for converged services."

Wholesale voice revenue for the second quarter was $114 million, compared with $122 million in the first quarter of 2007 and $160 million in the second quarter of 2006. The company expects this business will remain relatively flat going forward. More than 95 percent of wholesale voice revenue resides in the company's ROW segment.

The company reported adjusted gross margin at 49 percent of revenue, or $266 million in absolute terms for the consolidated business in the second quarter. This compared with 44 percent or $220 million in the first quarter of 2007 and 38 percent or $175 million in the second quarter of 2006. The "invest and grow" business generated $252 million in adjusted gross margin or 58 percent of revenue, compared to 54 percent or $207 million in the first quarter of 2007 and 52 percent or $155 million in the second quarter of 2006.

Costs

Global Crossing made significant strides in managing its access expenses in the second quarter, resulting in improved adjusted gross margin. Cost of access expense for the second quarter was $281 million, compared with $284 million in the first quarter of 2007 and $286 million in the second quarter of 2006. The reduction in cost of access expense was achieved despite the inclusion of $14 million in cost of access expense for GC Impsat in the second quarter. Cost of revenue -- which includes cost of access; technical real estate, network and operations; third party maintenance; and cost of equipment sales -- was $430 million in the second quarter, compared with $421 million in the previous quarter and $393 million in the second quarter of 2006. The sequential increase in cost of revenue expense resulted principally from including GC Impsat's $14 million of access expense and GC Impsat's $11 million of "other" cost of revenue expense.

Sales, general and administrative (SG&A) expenses were $128 million in the second quarter, compared with $106 million in the first quarter of 2007 and $85 million in the second quarter of 2006. The company incurred a total of $14 million in severance expense during the second quarter, $12 million of which was recorded as a restructuring charge. In addition, the inclusion of GC Impsat resulted in $16 million in incremental SG&A costs in the quarter after May 9, 2007. Non-cash stock compensation accounted for $19 million in the second quarter, compared with $15 million in the previous quarter and $7 million in the second quarter of 2006. The sequential increase in non-cash stock compensation was primarily attributable to a previously announced motivation and retention bonus for employees.

As noted above, the company expects to generate annual savings of close to $40 million beginning in 2008 through cost reductions identified in the second quarter, with approximately $30 million of gross savings ($16 million of net savings after severance costs) in 2007.

Earnings
Global Crossing reported $8 million of adjusted cash EBITDA for the second quarter, including $14 million in severance expenses. This compared to an adjusted cash EBITDA loss of $8 million in the first quarter of 2007 and an adjusted cash EBITDA loss of $10 million in the second quarter of last year. GCUK contributed $30 million of adjusted cash EBITDA in the second quarter, including $3 million in severance expense, compared to $34 million in the first quarter of 2007 and $22 million in the second quarter of 2006. GC Impsat contributed $9 million of adjusted cash EBITDA in the quarter. ROW incurred an adjusted cash EBITDA loss of $31 million in the second quarter, including $11 million in severance expense, compared to a loss of $42 million in the first quarter of 2007 and a loss of $32 million in the second quarter of 2006.

Consolidated net loss applicable to common shareholders was $101 million for the second quarter, compared with a loss of $121 million in the first quarter and a loss of $77 million in the second quarter of 2006. The company recorded a settlement gain of $27 million as a result of the Impsat acquisition in the second quarter of 2007.

Cash and Liquidity

As of June 30, 2007, Global Crossing had $462 million of unrestricted cash and cash equivalents. In addition, the company held $59 million in restricted cash and cash equivalents. During the quarter, the company used a total of $385 million in connection with the closing of the Impsat acquisition, comprised of $160 million of cash and $225 million in senior unsecured notes. The company also completed a senior secured term loan for gross proceeds of $350 million.

Outside of financing activities and cash used for acquisitions, the company used $85 million of cash during the second quarter. Cash use included $57 million for capital expenditures and principal on capital leases and long-term debt associated with capital expenditures, as well as $30 million for interest on indebtedness. The company also used working capital to continue to reduce days payable with key access vendors, which should facilitate more favorable terms and operational throughput. These cash expenditures were partially offset by $39 million in proceeds from the sale of indefeasible rights of use.

Guidance

The following table represents the company's 2007 guidance provided on May 10, 2007.

Metric ($ in millions)	2007 Guidance
Revenue	$2,170 - $2,245
Invest and grow revenue	$1,710 - $1,755
Wholesale voice revenue	$460 - $490
Adjusted gross margin percentage	50%
Invest and grow adjusted gross margin percentage	60%
Wholesale voice adjusted gross margin percentage	12%
Adjusted cash EBITDA	$165 - $195
Cash use (1)	($115) - ($95)

Note:

  Cash use guidance and actuals for 2007 do not include cash used for the purchase of Impsat, fees for financing and M&A activities or proceeds from financing activities.

Non-GAAP Metrics

Pursuant to the Securities and Exchange Commission's (SEC's) Regulation G, the attached schedules include definitions of Global Crossing's adjusted cash EBITDA and adjusted gross margin measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Conference Call
The company will hold a conference call on Thursday, August 9, 2007 at 9:00 a.m. EDT to discuss its financial results. The call may be accessed at +1 212 231 6010 or +44 (0) 870 001 3146. Callers are advised to access the call 15 minutes prior to the start time. A Webcast with presentation slides will be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on Thursday, August 9, 2007 beginning at 11:00 a.m. EDT and will be accessible until Thursday, August 16, 2007 at 11:00 a.m. EDT. The replay may be accessed by dialing +1 402 977 9140 or +1 800 633 8284 and entering reservation 21346003. Callers in the UK can dial +44 (0) 870 000 3081 or +44 (0) 800 692 0831 and enter reservation number 21346003.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world's first integrated global IP-based network. Its core network connects more than 320 cities in 31 countries worldwide, and delivers services to more than 600 cities in 60 countries and 6 continents around the globe. The company's global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world's enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive.  The company offers a full range of data, voice and security products to approximately 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.  Its Professional Services and Managed Solutions provide VoIP, security and network consulting and management services to support its Global Crossing IP VPN service and Global Crossing VoIP services.  Global Crossing was the first -- and remains the only -- global communications provider with IPv6 natively deployed in both its private and public backbone networks.

Please visit www.globalcrossing.com or blogs.globalcrossing.com/ for more information about Global Crossing.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: Failure to achieve expected synergies or operating results resulting from the acquisition of Fibernet or Impsat; Global Crossing's history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the inter-company transfer of funds by the company's subsidiaries; the company's ability to continue to connect its network to incumbent carriers' networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company's Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company's substantial international operations; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with the company's own internal controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to contingent liabilities; the continuation to a greater degree than anticipated of the acceleration of payments to key access vendors to reduce days payable outstanding; the failure to complete the required collateral package under the $350 million senior secured term loan agreement by August 30, 2007, which would result in a default under that agreement; foreign exchange controls on the expatriation of funds that are particularly prevalent in Latin America; and other risks referenced from time to time in the company's filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973 937 0155

PR@globalcrossing.com

Tisha Kresler

+ 1 973 937 0146

PR@globalcrossing.com

Kendra Langlie

Latin America

+ 1 305 808 5912

LatAmPR@globalcrossing.com

Jo Graves

Europe

+ 44 (0) 1256 858 403

EuropePR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+ 1 800 836 0342

glbc@globalcrossing.com

Tony Suarez

+1 973 937 0233

antonio.suarez@globalcrossing.com

IR/PR1

6 PAGES OF FINANCIAL INFORMATION TO FOLLOW

											Table 1
Global Crossing Limited and Subsidiaries
Unaudited Summary of Consolidated Revenues, Cost of Access, and Adjusted Gross Margin by Operating Segment
($ in millions)

	Quarter Ended June 30, 2007					Quarter Ended March 31, 2007			Quarter Ended June 30, 2006
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Revenue:
Enterprise, carrier data and indirect channels	$ 139	$ 47	$ 246	$ -	$ 432	$ 141	$ 240	$ 381	$ 103	$ 196	$ 299
Wholesale voice	2	1	111	-	114	3	119	122	3	157	160
Other	-	-	1	-	1	-	1	1	-	2	2
Intersegment revenue	-	2	1	(3)	-	-	-	-	-	-	-
Consolidated revenue	$ 141	$ 50	$ 359	$ (3)	$ 547	$ 144	$ 360	$ 504	$ 106	$ 355	$ 461

Cost of access:
Enterprise, carrier data and indirect channels	$ (40)	$ (12)	$ (128)	$ -	$ (180)	$ (40)	$ (134)	$ (174)	$ (31)	$ (113)	$ (144)
Wholesale voice	(1)	(1)	(99)	-	(101)	(3)	(107)	(110)	(3)	(139)	(142)
Intersegment cost of access	-	(1)	(1)	2	-	-	-	-	-	-	-
Consolidated cost of access	$ (41)	$ (14)	$ (228)	$ 2	$ (281)	$ (43)	$ (241)	$ (284)	$ (34)	$ (252)	$ (286)

Adjusted gross margin:
Enterprise, carrier data and indirect channels	$ 99	$ 35	$ 118	$ -	$ 252	$ 101	$ 106	$ 207	$ 72	$ 83	$ 155
Wholesale voice	1	-	12	-	13	-	12	12	-	18	18
Other	-	-	1	-	1	-	1	1	-	2	2
Intersegment adjusted gross margin	-	1	-	(1)	-	-	-	-	-	-	-
Consolidated adjusted gross margin	$ 100	$ 36	$ 131	$ (1)	$ 266	$ 101	$ 119	$ 220	$ 72	$ 103	$ 175

Impsat acquisition May 9, 2007
On May 9, 2007, the company announced that it had acquired Impsat Fiber Networks Inc. and since that date their results have been consolidated into Global Crossing's results as GC Impsat.

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

														Table 2
Global Crossing Limited and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations by Operating Segment
($ in millions)

	Quarter Ended June 30, 2007					Quarter Ended March 31, 2007					Quarter Ended June 30, 2006

	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	ROW[1]	Eliminations	Total

REVENUES	$ 141	$ 50	$ 359	$ (3)	$ 547	$ 144	$ -	$ 360	$ -	$ 504	$ 106	$ 355	$ -	$ 461
COST OF REVENUE (EXCLUDING DEPRECIATION):
Cost of access	(41)	(14)	(228)	2	(281)	(43)	-	(241)	-	(284)	(34)	(252)	-	(286)
Real estate, network and operations	(26)	(6)	(70)	1	(101)	(24)	-	(64)	-	(88)	(17)	(56)	-	(73)
Third party maintenance	(9)	(3)	(13)	-	(25)	(9)	-	(15)	-	(24)	(7)	(14)	-	(21)
Cost of equipment sales	(14)	(2)	(7)	-	(23)	(18)	-	(7)	-	(25)	(10)	(3)	-	(13)
Total cost of revenue	(90)	(25)	(318)	3	(430)	(94)	-	(327)	-	(421)	(68)	(325)	-	(393)

Selling, general and administrative	(23)	(16)	(89)	-	(128)	(18)	-	(88)	-	(106)	(16)	(69)	-	(85)
Depreciation and amortization	(20)	(8)	(35)	-	(63)	(18)	-	(32)	-	(50)	(10)	(26)	-	(36)
Total operating expenses	(133)	(49)	(442)	3	(621)	(130)	-	(447)	-	(577)	(94)	(420)	-	(514)

OPERATING INCOME (LOSS)	8	1	(83)	-	(74)	14	-	(87)	-	(73)	12	(65)	-	(53)

OTHER INCOME (EXPENSE)
Interest income	3	2	3	(2)	6	2	1	5	(2)	6	1	5	(1)	5
Interest expense	(18)	(6)	(25)	2	(47)	(17)	(3)	(17)	2	(35)	(13)	(14)	1	(26)
Other income (expense), net	3	(5)	26	-	24	-	(2)	(4)	-	(6)	9	(11)	-	(2)
INCOME (LOSS) BEFORE REORGANIZATION ITEMS AND PROVISION FOR INCOME TAXES	(4)	(8)	(79)	-	(91)	(1)	(4)	(103)	-	(108)	9	(85)	-	(76)
Net, gain on preconfirmation contingencies	-	-	-	-	-	-	-	-	-	-	-	13	-	13
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(4)	(8)	(79)	-	(91)	(1)	(4)	(103)	-	(108)	9	(72)	-	(63)
Provision for income taxes	-	(2)	(7)	-	(9)	(1)	-	(11)	-	(12)	-	(13)	-	(13)
NET INCOME (LOSS)	(4)	(10)	(86)	-	(100)	(2)	(4)	(114)	-	(120)	9	(85)	-	(76)
Preferred stock dividends	-	-	(1)	-	(1)	-	-	(1)	-	(1)	-	(1)	-	(1)
INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$ (4)	$ (10)	$ (87)	$ -	$ (101)	$ (2)	$ (4)	$ (115)	$ -	$ (121)	$ 9	$ (86)	$ -	$ (77)

Impsat acquisition May 9, 2007

On May 9, 2007, the company announced that it had acquired Impsat Fiber Networks Inc. and since that date their results have been consolidated into Global Crossing's results as GC Impsat. The results of GC Impsat for the quarter ended March 31, 2007 relate to the results of the GC Impsat Holdings I Plc, which issued debt in anticipation of consummating the acquisition of Impsat Fiber Networks Inc.

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

Global Crossing Limited and Subsidiaries		Table 3
Condensed Consolidated Balance Sheets
($ in millions)
	June 30,	December 31,
	2007	2006
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 462	$ 459
Restricted cash and cash equivalents	32	3
Accounts receivable, net of allowances of $55 and $43	303	251
Prepaid costs and other current assets	122	84

Total current assets	919	797

Restricted cash and cash equivalents	27	3
Property and equipment, net of accumulated depreciation of $521 and $407	1,408	1,132
Intangible assets, net (including goodwill of $158 and $2)	192	26
Other assets	107	86

Total assets	$ 2,653	$ 2,044

LIABILITIES:
Current liabilities:
Short-term debt	$ 6	$ 6
Accounts payable	262	283
Accrued cost of access	119	107
Current portion of long-term debt	14	6
Accrued restructuring costs - current portion	31	30
Deferred revenue - current portion	131	128
Other current liabilities	455	336

Total current liabilities	1,018	896

Debt with controlling shareholder	265	275
Long term debt	1,262	661
Obligations under capital leases	114	106
Deferred revenue	205	163
Accrued restructuring costs	55	61
Other deferred liabilities	97	77

Total liabilities	3,016	2,239

SHAREHOLDERS' DEFICIT:
Common stock, 110,000,000 and 85,000,000 shares authorized, $.01 par value,
36,970,650 and 36,609,236 shares issued and outstanding as of
June 30, 2007 and December 31, 2006, respectively	-	-
Preferred stock with controlling shareholder, 45,000,000 shares authorized,
$.10 par value, 18,000,000 shares issued and outstanding	2	2
Additional paid-in capital	909	857
Accumulated other comprehensive loss	(29)	(29)
Accumulated deficit	(1,245)	(1,025)

Total shareholders' deficit	(363)	(195)

Total liabilities and shareholders' deficit	$ 2,653	$ 2,044

Global Crossing Limited and Subsidiaries		Table 4
Condensed Consolidated Statements of Cash Flows
($ in millions)
	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2007	2006

Cash flows provided by (used in) operating activities:
Net loss	$ (220)	$ (184)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss (gain) on sale of property and equipment and marketable securities	1	(1)
Gain on settlement of contracts due to Impsat acquisition	(27)	-
Non-cash income tax provision	18	23
Non-cash stock compensation expense	34	19
Depreciation and amortization	113	73
Provision for doubtful accounts	3	3
Amortization of prior period IRUs	(5)	(3)
Gain on preconfirmation contingencies	-	(19)
Changes in assets and liabilities and other	(33)	10
Net cash used in operating activities	(116)	(79)

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(77)	(34)
Purchases of marketable securities	-	(20)
Proceeds from sale of marketable securities	4	1
Payment for Impsat, net of cash acquired	(75)	-
Change in restricted cash and cash equivalents	(53)	2
Net cash used in investing activities	(201)	(51)

Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock	-	240
Proceeds from long-term debt	597	144
Repayment of capital lease obligations	(20)	(6)
Repayment of long-term debt	(238)	(5)
Proceeds from exercise of stock options	3	3
Finance costs incurred	(23)	(17)
Cash flows provided by financing activities	319	359

Effect of exchange rate changes on cash and cash equivalents	1	3
Net increase in cash and cash equivalents	3	232

Cash and cash equivalents, beginning of period	459	224
Cash and cash equivalents, end of period	$ 462	$ 456
Non-cash investing and financing activities:
Capital lease and debt obligations incurred	$ 43	$ 31
Accrued interest converted to convertible notes	$ 6	$ 6

Business acquisitions:

Fair value of assets acquired	$ 519	$ -
Less: liabilities assumed	389	-
Net assets acquired	130	-
Less: cash acquired	28	-
Less: non-cash gain associated with settlement of pre-existing relationships	27	-
Payment for Impsat, net of cash acquired	$ 75	$ -

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of adjusted cash EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to net income, which is the most directly comparable GAAP measure.  Global Crossing's calculation of its adjusted cash EBITDA measure may not be consistent with EBITDA measures of other companies.  Management believes that adjusted cash EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications.  Adjusted cash EBITDA is an important aspect of the company's internal reporting and is also used by the investment community in assessing financial performance.  This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

														Table 5
Global Crossing Limited
Unaudited Reconciliation of Adjusted Cash EBITDA and Adjusted EBITDA to Income (Loss) Applicable to Common Shareholders by Operating Segment
($ in millions)

	Quarter Ended June 30, 2007					Quarter Ended March 31, 2007					Quarter Ended June 30, 2006
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	ROW[1]	Eliminations	Total

Adjusted cash EBITDA	$ 30	$ 9	$ (31)	$ -	$ 8	$ 34	$ -	$ (42)	$ -	$ (8)	$ 22	$ (32)	$ -	$ (10)
Non-cash stock compensation	(2)	-	(17)	-	(19)	(2)	-	(13)	-	(15)	-	(7)	-	(7)
Adjusted EBITDA	28	9	(48)	-	(11)	32	-	(55)	-	(23)	22	(39)	-	(17)
Depreciation and amortization	(20)	(8)	(35)	-	(63)	(18)	-	(32)	-	(50)	(10)	(26)	-	(36)
Interest income	3	2	3	(2)	6	2	1	5	(2)	6	1	5	(1)	5
Interest expense	(18)	(6)	(25)	2	(47)	(17)	(3)	(17)	2	(35)	(13)	(14)	1	(26)
Other income (expense), net	3	(5)	26	-	24	-	(2)	(4)	-	(6)	9	(11)	-	(2)
Net, gain on pre-confirmation contingencies	-	-	-	-	-	-	-	-	-	-	-	13	-	13
Provision for income taxes	-	(2)	(7)	-	(9)	(1)	-	(11)	-	(12)	-	(13)	-	(13)
Preferred stock dividends	-	-	(1)	-	(1)	-	-	(1)	-	(1)	-	(1)	-	(1)

Income (loss) applicable to common shareholders	$ (4)	$ (10)	$ (87)	$ -	$ (101)	$ (2)	$ (4)	$ (115)	$ -	$ (121)	$ 9	$ (86)	$ -	$ (77)

Impsat acquisition May 9, 2007

On May 9, 2007, the company announced that it had acquired Impsat Fiber Networks Inc. and since that date their results have been consolidated into Global Crossing's results as GC Impsat. The results of GC Impsat for the quarter ended March 31, 2007 relate to the results of the GC Impsat Holdings I Plc, which issued debt in anticipation of consummating the acquisition of Impsat Fiber Networks Inc.

Definitions:

Adjusted cash EBITDA is earnings before interest, taxes, depreciation and amortization, other income/(expense), net, net gain on pre-confirmation contingencies, preferred stock dividends and non-cash stock compensation.

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, other income/(expense), net, net gain on pre-confirmation contingencies and preferred stock dividends.

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of adjusted gross margin, which is considered a non-GAAP financial metric, to gross margin, which is the most directly comparable GAAP measure.  Management believes that adjusted gross margin is a relevant indicator of operating performance since it links revenue lines with the largest and most directly related costs incurred to generate such revenue.  Adjusted gross margin should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

											Table 6
Global Crossing Limited and Subsidiaries
Unaudited Reconciliation of Adjusted Gross Margin to Gross Margin by Operating Segment
($ in millions)

	Quarter Ended June 30, 2007					Quarter Ended March 31, 2007			Quarter Ended June 30, 2006
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Adjusted gross margin	$ 100	$ 36	$ 131	$ (1)	$ 266	$ 101	$ 119	$ 220	$ 72	$ 103	$ 175
Real estate, network and operations	(26)	(6)	(70)	1	(101)	(24)	(64)	(88)	(17)	(56)	(73)
Third party maintenance	(9)	(3)	(13)	-	(25)	(9)	(15)	(24)	(7)	(14)	(21)
Cost of equipment sales	(14)	(2)	(7)	-	(23)	(18)	(7)	(25)	(10)	(3)	(13)

Gross margin	$ 51	$ 25	$ 41	$ -	$ 117	$ 50	$ 33	$ 83	$ 38	$ 30	$ 68

Impsat acquisition May 9, 2007

On May 9, 2007, the company announced that it had acquired Impsat Fiber Networks Inc. and since that date their results have been consolidated into Global Crossing's results as GC Impsat. The results of GC Impsat for the quarter ended March 31, 2007 relate to the results of the GC Impsat Holdings I Plc, which issued debt in anticipation of consummating the acquisition of Impsat Fiber Networks Inc.

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries.

Definition:

Adjusted gross margin is revenue minus cost of access.